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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported): December 21, 2001



                          U.S. XPRESS ENTERPRISES, INC.
                          -----------------------------
             (Exact name of registrant as specified in its charter)




        Nevada                     0-24806                 62-1378182
        ------                     -------                 ----------
    (State or other              (Commission            (I.R.S. Employer
     jurisdiction               File Number)           Identification No.)
   of incorporation)



4080 Jenkins Road, Chattanooga, Tennessee                      37421
-----------------------------------------                      -----
(Address of principal executive offices)                     (zip code)



Registrant's telephone number, including area code:  (423) 510-3000



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Item 5.  Other Events and Regulation FD Disclosure

         U.S. Xpress Enterprises, Inc. (the "Company") has raised approximately $107 million in revenue equipment financing. These revenue equipment borrowings mature between December 2002 and July 2008, and bear interest at a blended fixed rate of 7.45%. The Company has used the proceeds from the equipment financing to reduce the maximum borrowing under its Revolving Credit Agreement (the "Credit Agreement") to $87 million. Additionally, on December 21, 2001, the Company entered into an amendment to the Credit Agreement. Following such amendment, the Company has approximately $24 million available for borrowing under the Credit Agreement. The maximum borrowing under the Credit Agreement reduces to $80 million at June 30, 2002, and the Credit Agreement matures on July 1, 2003. The revolving credit facility bears interest on the outstanding amount at LIBOR plus 3.50%. The Company believes that the financings, combined with anticipated free cash flow in 2002, will provide adequate liquidity to meet the Company's operational and anticipated capital expenditure needs well into 2003.

Item 7. Financial Statements and Exhibits.

       (c) Exhibits.

            10.48 Fourth Amendment to Amended and Restated Credit Agreement
                  dated December 21, 2001, by and among U.S. Xpress Enterprises, Inc., Wachovia Bank, N.A. as Administrative Agent, Bank of America, N.A., as Syndication Agent, Fleet National Bank, as Documentation Agent, SunTrust Bank, as Co-Agent, and Wachovia Bank, N.A., Bank of America, N.A., Fleet National Bank, SunTrust Bank, AmSouth Bank, JP Morgan Chase Bank (formerly, The Chase Manhatten Bank), LaSalle Bank National Association, and First Tennessee Bank, N.A., as Banks.





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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 28, 2001            U.S. XPRESS ENTERPRISES, INC.


                                      By:  /s/ Patrick E. Quinn
                                           ----------------------------------
                                           Patrick E. Quinn
                                           President

                                      By:  /s/ Ray M. Harlin
                                           ----------------------------------
                                           Ray M. Harlin
                                           Principal Financial Officer